                                                                   Exhibit  10.7

                        STANDARDBRED HORSEMEN'S CONTRACT





                                     BETWEEN

                 COLONIAL DOWNS, L.P. AND STANSLEY RACING CORP.

                                       AND

                     THE VIRGINIA HARNESS HORSE ASSOCIATION











                                    Effective
                                 January 1, 2002

                                TABLE OF CONTENTS
                                -----------------

                                                                                                           PAGE
                                                                                                           ----
1.   TERM OF AGREEMENT ..................................................................................     2

2.   SCOPE OF AGREEMENT .................................................................................     2

3.   EXCLUSIVE REPRESENTATION ...........................................................................     3

4.   PAYMENTS TO STANDARDBRED ACCOUNTS ..................................................................     3
     A.  Payments to Standardbred Horsemen's Purse Account ..............................................     3
     B.  Payments to Standardbred Partner Account .......................................................     3
         (1)  From Wagering on Simulcast Broadcasts of Out-of-State Standardbred Races ..................     4
         (2)  From Out-of-State Simulcast Wagering on Live Standardbred Races Held at the Racetrack .....     4
         (3)  From Intrastate Intertrack Pari-Mutuel Wagering ...........................................     5
     C.  Other Legalized Wagering .......................................................................     5
     D.  Telephone Account or Other Electronic Media Wagering ...........................................     6

5.   STANDARDBRED PARTNER ACCOUNT AND STANDARDBRED HORSEMEN'S PURSE ACCOUNT .............................     6
     A.  Standardbred Partner Account ...................................................................     6
         (1)  Maintenance and Payments ..................................................................     6
         (2)  Payments from Account .....................................................................     6
         (3)  Balance of Account ........................................................................     7
         (4)  Interest and Earnings .....................................................................     7
     B.  Standardbred Horsemen's Purse Account ..........................................................     7
         (1)  Maintenance and Payments ..................................................................     7
         (2)  Payments from Account .....................................................................     7
         (3)  Balance of Account ........................................................................     8
         (4)  Interest and Earnings .....................................................................     8
     C.  Terms Applicable to Both Accounts ..............................................................     8
         (1)  Right to Inspect ..........................................................................     8
         (2)  Status of Accounts ........................................................................     8
         (3)  Accountings ...............................................................................     9

6.   DISTRIBUTION OF PURSES .............................................................................     9
     A.  Purse Schedules and Condition Sheets ...........................................................     9
     B.  Overpayment of Purses ..........................................................................    10
     C.  Underpayment of Purses .........................................................................    10
     D.  Minimum Daily Purses ...........................................................................    10
     E.  Purses for Stakes Races ........................................................................    10
     F.  Purse Notices ..................................................................................    11

7.   LIVE STANDARDBRED RACE MEETINGS AT THE RACETRACK ...................................................    11
     A.  At the Racetrack ...............................................................................    11

           (1)  Living Racing Days ..........................................................  11
           (2)  Details of Race Meeting .....................................................  11
      B.   At the Oak Ridge Race Course .....................................................  12
           (1)  Details of Race Meeting .....................................................  12
           (2)  Use of the Standardbred Partner Account .....................................  12
       C.  Promotion of the Colonial Downs Meet .............................................  12

8.    VIRGINIA-BRED RACES ...................................................................  12

9.    PROGRAMS FOR STANDARDBRED RACES .......................................................  13

10.   STALLS AND TRACK FACILITIES ...........................................................  13
      A.   Availability of Stalls and Track Facilities Before, During and After Standardbred
           Race Meetings at the Racetrack ...................................................  13
      B.   Vendors ..........................................................................  14
      C.   Stall Applications ...............................................................  14

11.   EXPENSE DISBURSEMENTS FROM STANDARDBRED PARTNER ACCOUNT ...............................  15
      A.   Disbursement to the VHHA .........................................................  15
      B.   Disbursement to Colonial Downs ...................................................  15

12.   STANDARDBRED RACING COMMITTEE .........................................................  16

13.   REPRESENTATIONS AND WARRANTIES ........................................................  16
      A.   VHHA .............................................................................  16
      B.   Colonial Downs ...................................................................  17

14.   VHHA OFFICE ...........................................................................  18

15.   RACING OFFICIALS ......................................................................  18

16.   GOVERNMENTAL APPROVAL .................................................................  19

17.   AUTHORIZATION FOR OUT-OF-STATE SIMULCASTING ...........................................  19

18.   COPIES OF DOCUMENTS ...................................................................  19

19.   RACING BENEVOLENCE FUND ...............................................................  19

20.   SPONSORSHIPS ..........................................................................  20

21.   INDEMNIFICATION .......................................................................  20

22.   FURTHER ASSURANCES ....................................................................  20

23.   CONSENTS, APPROVALS, AGREEMENTS OR ASSURANCES .........................................  20

24.   COUNTERPARTS ..........................................................................  21

25.   NOTICES ...............................................................................   21

26.   WAIVERS ...............................................................................   22

27.   APPLICABLE LAW; VENUE .................................................................   22

28.   HEADINGS ..............................................................................   23

29.   SEVERABILITY ..........................................................................   23

30.   ENTIRE AGREEMENT; MODIFICATION ........................................................   23

31.   RIGHT TO TERMINATE ....................................................................   23

32.   EFFECTIVE DATE ........................................................................   24

                        STANDARDBRED HORSEMEN'S AGREEMENT

     THIS AGREEMENT is entered into this 16/th/ day of January, 2002, effective January 1, 2002, by and between COLONIAL DOWNS, L.P., a Virginia limited partnership, STANSLEY RACING CORP., a Virginia corporation that is the General Partner of Colonial Downs, L.P. (collectively, "Colonial Downs"), and the VIRGINIA HARNESS HORSE ASSOCIATION (the "VHHA"), a Virginia not-for-profit corporation (collectively, the "parties").

     WHEREAS, Colonial Downs and its General Partner, Stanley Racing Corp., have been granted licenses by the Virginia Racing Commission (the "Commission") to own and operate, respectively, (i) a pari-mutuel horse racing facility in New Kent County, Virginia, known as the Colonial Downs racetrack (the "Racetrack"), and (ii) satellite wagering facilities in the cities of Chesapeake, Hampton and Richmond, Virginia, and in Brunswick County, Virginia; and

     WHEREAS, current Virginia law permits Colonial Downs and Stanley Racing Corp. to apply for licenses to own and operate two (2) additional satellite wagering facilities in Virginia (collectively, the "SWFs," to include all of Colonial Downs' current and future satellite wagering facilities); and

     WHEREAS, the VHHA is a trade organization composed of owners, trainers, drivers, grooms, breeders, owner-trainers, or any other combination thereof (the "Members") of standardbred race horses; and

     WHEREAS, the VHHA develops and provides programs and other services for its Members, their employees and others who will engage in live standardbred racing at the Racetrack; and

     WHEREAS, the parties hereto desire to continue and enhance a close and understanding relationship among breeders, owners, trainers, drivers and grooms of standardbred race horses (the "Horsemen"), including VHHA Members, the VHHA, Colonial Downs, and the public; and

     WHEREAS, Colonial Downs and the VHHA have agreed on the allocation not otherwise prescribed by law between Colonial Downs and the VHHA of certain revenues received by Colonial Downs on pari-mutuel wagering (i) on live standardbred races at the Racetrack, (ii) on simulcast broadcasts of live standardbred races at the Racetrack to the SWFs and to jurisdictions outside the Commonwealth of Virginia, and (iii) on simulcast broadcasts of out-of-state standardbred horse races to the Racetrack and to the SWFs, and now desire to set forth their agreement herein; and

     WHEREAS, Colonial Downs and the VHHA have reached agreement as to certain matters regarding live standardbred race meetings at the Racetrack;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties, desiring to be legally bound by this Agreement, agree as follows:

     1.   Term of Agreement and Effective Date. Unless modified or terminated as
          ------------------------------------
provided herein, this Agreement shall become effective as of 12:01 a.m. on January 1, 2002, and shall remain in effect through December 31, 2002 (the "Term"). The Term shall automatically renew for periods of one (1) year on January 1 of each year thereafter, unless either Colonial Downs or the VHHA gives notice in writing to the other party not later than November 1 of the prior year that it elects not to renew the Agreement.

     2.   Scope of Agreement. This Agreement shall be applicable to (i) revenues
          ------------------
generated from pari-mutuel wagering on live standardbred races at the Racetrack and on all simulcast standardbred races, including simulcast broadcasts of live standardbred races held at the Racetrack, broadcast to the Racetrack and to all SWFs owned and operated by Colonial

Downs in Virginia, to (ii) revenues generated by simulcast broadcasts to locations outside the Commonwealth of Virginia of live standardbred races held at the Racetrack, and to (iii) the live standardbred race meetings conducted at the Racetrack, during the Term of this Agreement.

     3.   Exclusive Representation. During the Term of this Agreement, the VHHA
          ------------------------
shall be the exclusive representative of its Members and the Horsemen with respect to the matters set forth herein. The VHHA hereby warrants and represents that to the best of its knowledge and information, as of the date hereof, it represents and is the representative of the majority of Horsemen expected to race at the Racetrack, and Colonial Downs hereby recognizes it as such. In the event it is hereafter determined by the Commission or a Virginia court having jurisdiction that the VHHA no longer is the representative of the majority of the Horsemen, Colonial Downs shall have the right to terminate this Agreement without further obligation to the VHHA.

     4.   Payments to Standardbred Accounts:
          ---------------------------------

          A.   Payments to Standardbred Horsemen's Purse Account. On pari-mutuel
               -------------------------------------------------
pools generated by wagering at the Racetrack and at each of Colonial Downs' SWFs on live standardbred horse racing held at the Racetrack, Colonial Downs shall pay and deposit into the Standardbred Horsemen's Purse Account (as described in Section 5 below) (i) eight percent (8%) of such pools generated by win, place and show wagering, and (ii) nine percent (9%) of such pools generated by wagering other than win, place and show wagering.

          B.   Payments to Standardbred Partner Account. Colonial Downs shall
               ----------------------------------------
pay and deposit into the Standardbred Partner Account (as described in Section 5 below) the following amounts, which, with the exceptions set forth in Section 11 below, shall be utilized as purses and prizes for Horsemen whose horses race at the Racetrack and at such other venues as contemplated in this Agreement:

               (1)  From Wagering on Simulcast Broadcasts of Out-of-State
                    -----------------------------------------------------
Standardbred Races. On pari-mutuel pools generated by wagering at the Racetrack
------------------
and at each of Colonial Downs' SWFs on simulcast standardbred horse racing transmitted from jurisdictions outside the Commonwealth of Virginia, (i) five percent (5%) of the first $75,000,000 of the total cumulative amount of such pools generated each calendar year at the Racetrack and Colonial Downs' SWFs,
(ii) six percent (6%) of the total cumulative amount of such pools generated each calendar year in excess of $75,000,000 but less than $150,000,000, and
(iii) seven percent (7%) of the total cumulative amount of such pools generated each calendar year in excess of $150,000,000.

               (2)  From Out-of-State Simulcast Wagering on Live Standardbred
                    ---------------------------------------------------------
Races Held at the Racetrack. If Colonial Downs shall receive any net revenues
---------------------------
from simulcast wagering in jurisdictions outside the Commonwealth of Virginia on live standardbred races run at the Racetrack, forty-seven and one-half percent (47.5%) of such net revenues shall be shared among the Horsemen as determined by the VHHA, five percent (5%) shall be contributed to the Virginia Breeders' Fund, and the remaining forty-seven and one-half percent (47.5%) shall be retained by Colonial Downs. Colonial Downs shall pay and deposit into the Standardbred Partner Account such portion of the amount to be shared among the Horsemen as is determined by the VHHA. Rights to transmit signals of Colonial Downs' live standardbred races to out-of-state facilities shall be subject to Section 17 of this Agreement. For purposes of this paragraph, "net revenues" shall mean gross income received by Colonial Downs from simulcast wagering conducted in jurisdictions outside the Commonwealth of Virginia on live standardbred races run at the Racetrack less the cost of all expenses (including overhead) associated with the broadcast of such live races to such out-of-state locations, up to a maximum of $2,100.00 in such expenses per day of live standardbred racing at the Racetrack.

               (3)  From Intrastate Intertrack Pari-Mutuel Wagering. If Colonial
                    -----------------------------------------------
Downs shall contract with another racing association conducting live standardbred racing in the Commonwealth of Virginia for the purpose of that other racing association accepting pari-mutuel wagers on a standardbred race held at the Racetrack, or for the purpose of Colonial Downs' accepting at the Racetrack and/or at its SWFs pari-mutuel wagers on a race held at such other racing association's facility, then, for the purposes of determining the amount of revenues received by Colonial Downs generated by such wagering that shall be payable to and deposited into the Standardbred Partner Account, (i) the revenues generated from the sale by Colonial Downs of its simulcast signal for standardbred horse races held at the Racetrack to that other racing association shall be governed by paragraph (2) of this subsection B, and (ii) the pari-mutuel pools generated at the Racetrack and at Colonial Downs' SWFs by wagering on simulcast standardbred horse races transmitted from that other racing association's facility shall be added to the pari-mutuel pools described in paragraph (1) of this subsection B.

          C.   Other Legalized Wagering. In the event that wagers other than on
               ------------------------
standardbred horse racing, including, but not limited to, the sale of lottery tickets and/or participation in other wagering enterprises, are authorized at the Racetrack and/or at Colonial Downs' SWFs by legislative action and a portion of the proceeds is provided by that legislation for standardbred racing, the parties shall be bound by the allocations in that legislation. In the event that the allocation of revenues is not addressed by such legislative action, the parties shall negotiate in good faith a written agreement governing the allocation between them of the revenues to be received for standardbred racing from that legislative action.

          D.   Telephone Account or Other Electronic Media Wagering. In the
               ----------------------------------------------------
event a telephone account wager or other electronic media wager is expressly authorized by legislative or regulatory action and a portion of the proceeds is provided by that legislation or regulation for standardbred racing, the parties shall be bound by the allocations in that legislation or regulation. In the event that the allocation of revenues is not addressed by such legislative or regulatory action, the parties shall negotiate in good faith a written agreement governing the allocation between them of the revenues to be received for standardbred racing from that legislative or regulatory action.

     5.  Standardbred Partner Account and Standardbred Horsemen's Purse Account:
         ----------------------------------------------------------------------

          A.   Standardbred Partner Account:
               ----------------------------

               (1)  Maintenance and Payments. Colonial Downs shall continue to
                    ------------------------
maintain the separate bank account denominated the "Standardbred Partner Account." Amounts payable to the Standardbred Partner Account pursuant to
Section 4(B) above (and any interest generated thereon) shall be paid into the Standardbred Partner Account within five (5) days (Sundays and holidays excluded) of such wagers being made at the Racetrack or at Colonial Downs' SWFs, as the case may be. All withdrawals, deposits or pledges of the sums deposited into or credited to the Standardbred Partner Account and all other transactions with respect to the Standardbred Partner Account shall require two (2) signatures, one on behalf of the VHHA by one of such persons as the VHHA shall authorize in writing and one on behalf of Colonial Downs by one of such persons as Colonial Downs shall authorize in writing.

               (2)  Payments from Account. During the conduct of a live
                    ---------------------
standardbred race meeting at the Racetrack, at such intervals as the parties shall agree, there shall be transferred from the Standardbred Partner Account to the Standardbred Horsemen's Purse Account (the account from which purses shall be directly paid) an amount equal to the required purses for that live standardbred race meeting less amounts deposited or to be deposited into the Standardbred Horsemen's Purse Account pursuant to Section 4(A) above.

               (3)  Balance of Account. Any amount remaining in the Standardbred
                    ------------------
Partner Account after satisfying the payment requirements set forth in this Agreement shall be available for purses for racing at other venues.

               (4)  Interest and Earnings. All interest or earnings whatsoever
                    ---------------------
on the amounts paid or deposited into the Standardbred Partner Account shall accrue solely to the benefit of Colonial Downs. All funds paid or deposited into the Standardbred Partner Account shall be invested in an interest bearing account that provides market rates of return, or government or bank securities, and Colonial Downs shall provide all reasonable assurances of the security of the investments made.

          B.   Standardbred Horsemen's Purse Account:
               -------------------------------------

               (1)  Maintenance and Payments. Colonial Downs shall continue to
                    ------------------------
maintain the separate bank account denominated the "Standardbred Horsemen's Purse Account." Amounts payable to the Standardbred Horsemen's Account pursuant to Section 4(A) above shall be paid into the Standardbred Horsemen's Purse Account as required by law and in any event not less often than every five (5) days.

               (2)  Payments from Account. The appropriate portions of purse
                    ---------------------
money shall be made available to the earners thereof within seventy-two (72) hours (dark days and Sundays excluded) after the result of the race in which such portions were earned has been declared official; provided that, in the event of any dispute as to the result of a race due to a drug test or other regulatory inquiry, the purse money shall not be made available to the earners thereof until final resolution of the matter by the judges, the Commission, or the courts, as the case may be. No portion of such money payable as purses to any earner thereof (other than driver fees and amounts owed for nomination, starting, entry, and similar fees) shall be deducted by Colonial Downs unless requested in writing by the person to whom such portion is payable or that person's duly authorized representative or as required by order of the judges, the Commission, or a court.

               (3)  Balance of Account. Any funds representing unclaimed
                    ------------------
Horsemen's purses or prizes and any other amounts remaining in the Standardbred Horsemen's Purse Account after satisfying the payment requirements set forth in this Agreement shall be retained in the Standardbred Horsemen's Purse Account.

               (4)  Interest and Earnings. The Standardbred Horsemen's Purse
                    ---------------------
Account shall not be an interest bearing account.

          C.   Terms Applicable to Both Accounts:
               ---------------------------------

               (1)  Right to Inspect. The Standardbred Partner Account and the
                    ----------------
Standardbred Horsemen's Purse Account (collectively, the "Accounts") and the investment and deposit schedules for the Accounts shall be subject to examination at any reasonable time by the President of the VHHA or the President's designee.

               (2)  Status of Accounts. Colonial Downs agrees and acknowledges
                    ------------------
that the payments and/or deposits into the Accounts pursuant to Sections 4(A) and 4(B)(1) above are mandated by state law or by a contract pursuant to state law and that Colonial Downs has no legal, equitable or beneficial title, ownership interest or claim to any amounts so paid and/or deposited. Colonial Downs and the VHHA shall take all reasonable actions necessary to protect the Accounts from the claims of Colonial Downs' creditors, including the continuation of the Trust Agreement currently in effect between the parties with regard to the Standardbred Partner Account.

               (3)  Accountings. Upon request, Colonial Downs shall provide to
                    -----------
the VHHA (i) within forty-eight (48) hours of the close of each business day (Saturdays, Sundays and national holidays excluded) of operation, daily statistics respecting wagering on standardbred racing, and the amounts deposited into or credited to the Standardbred Partner Account and the Standardbred Horsemen's Purse Account, at the Racetrack and at each of Colonial Downs' SWFs then in operation (the "Daily Operations"); (ii) within forty-five (45) days of the end of each calendar quarter, a report of the Daily Operations for the previous calendar quarter, certified by the chief financial officer or other appropriate official of Colonial Downs; and (iii) within ninety (90) days of the end of each calendar year, a report of the Daily Operations for that calendar year, certified by the chief financial officer or other appropriate official of Colonial Downs. Any other reports or information provided to the VHHA by Colonial Downs from time to time regarding the Daily Operations shall, if requested by the VHHA, be certified by the chief financial officer or other appropriate official of Colonial Downs.

     6.   Distribution of Purses:
          ----------------------

          A.   Purse Schedules and Condition Sheets. Colonial Downs shall use
               ------------------------------------
its reasonable judgment to estimate attendance, pari-mutuel handle, and breakage for standardbred racing. Using that information and after consultation with a designated representative of the VHHA, Colonial Downs shall establish a tentative average daily overnight purse schedule and a tentative stakes purse schedule for each standardbred race meeting at the Racetrack. Nomination, sustaining, starting, and entry fees paid by standardbred Horsemen, and funds provided by the Virginia Breeders Fund or by race sponsors shall not be considered to be portions of the purses paid by Colonial Downs. Colonial Downs shall exercise reasonable care to try to avoid significant underpayments or overpayments of purses at each standardbred race meeting. Colonial Downs shall send to the VHHA before each standardbred race meeting at the Racetrack its first condition sheet and proposed purse schedules.

          B.   Overpayment of Purses.  Colonial Downs and the VHHA shall
               ---------------------
cooperate to the fullest extent possible to avoid overpayment of purses to Horsemen as of the end of any year during the Term of this Agreement. If Colonial Downs makes an overpayment in purses, the overpayment shall be repaid to Colonial Downs from funds accruing to the Standardbred Partner Account commencing on January 1 of the following year on a "first dollar in first dollar out" basis.

          C.   Underpayment of Purses. During any standardbred race meeting at
               ----------------------
the Racetrack, Colonial Downs shall increase purses as reasonable and appropriate to minimize the possibility of underpayment of purses to the Horsemen. If, at the end of any given standardbred race meeting during the Term of this Agreement, there exists an underpayment of purses, the underpayment shall be distributed as additional purses during the next succeeding standardbred race meeting at the Racetrack.

          D.   Minimum Daily Purses. Standardbred races shall be conducted
               --------------------
during a standardbred race meeting at the Racetrack during the Term of this Agreement such that the average daily purses measured over the course of the race meeting are no less than the minimum average daily purses agreed upon by Colonial Downs and the VHHA for that race meeting.

          E.   Purses for Stakes Races. The percentage of the amounts payable as
               -----------------------
purses under subsections A, B, C, and D of Section 4 above to Horsemen participating in standardbred stakes races held at the Racetrack shall be limited to eight percent (8%) of the total purses paid. The parties agree that the foregoing eight-percent (8%) limit may be increased by one dollar for every one dollar that Colonial Downs secures for additional purse monies from sponsors of live standardbred races at the Racetrack, up to a total of twelve percent (12%) of total purses paid; provided, however, that not more than ten percent (10%) of the amounts payable as purses under subsections A, B, C, and D of
Section 4 above shall be used for purses for stakes races. Notwithstanding the foregoing, a higher percentage may be agreed upon by the parties in good faith negotiations. For purposes of this subsection, the term "stakes races" shall not include early or late closure races or Virginia Standardbred Breeder's Fund stakes.

          F.   Purse Notices. The pari-mutuel handle, pari-mutuel handle
               -------------
commission and purse distribution figures, as well as the percentage figures that represent the relationship between purses and the total of standardbred pari-mutuel revenues shall be posted on the bulletin board in the Office of the Racing Secretary each day of a standardbred race meeting at the Racetrack.

     7.   Live Standardbred Race Meetings:
          -------------------------------

          A.   At the Racetrack.
               ----------------

               (1)  Living Racing Days. For calendar year 2002, Colonial Downs
                    ------------------
shall conduct a live standardbred race meeting at the Racetrack that shall consist of a minimum of seventeen (17) days of live standardbred racing commencing no sooner than October 11, 2002 and ending no later than November 6, 2002, over four weeks, consisting of four days per week for three weeks and five days per week for one week (the "Colonial Downs Meet"), or such lesser number of live racing days as agreed to by Colonial Downs and the VHHA and approved by the Commission in the event that sufficient purse money is not available to support seventeen (17) days of live standardbred racing at the purse levels to which the parties agree.

               (2)  Details of Race Meeting. If in calendar year 2002, Colonial
                    -----------------------
Downs and the VHHA are unable to agree on (i) the days of the week on which live standardbred racing shall be conducted for the Colonial Downs Meet, or (ii) post times for that racing, Colonial Downs and the VHHA each shall submit their requests with regard to these matters to the Commission for its decision

          B.   At the Oak Ridge Race Course:
               ----------------------------

               (1)  Details of Race Meeting. During calendar year 2002, Colonial
                    -----------------------
Downs will cooperate with the management of Oak Ridge Race Course ("Oak Ridge") in staging a standardbred race meeting at Oak Ridge of a maximum of fourteen
(14) race days (the "Oak Ridge Meet") to be held on dates in September and October 2002 that are mutually agreeable to Colonial Downs, the VHHA, and the management of the Oak Ridge and that are approved by the Commission.

               (2)  Use of the Standardbred Partner Account. After the allotment
                    ---------------------------------------
of $850,000 of purse funds in the Standardbred Partner Account for the 2002 standardbred race meeting at the Racetrack, funds in the Standardbred Partner Account as of December 31, 2001 and funds deposited in the Standardbred Partner Account in 2002 (the "Purse Funds") shall be available for purses for the Oak Ridge Meet, which Meet shall take place prior to the standardbred race meeting at the Racetrack, and any excess Purse Funds shall be available for purses for racing at other venues as approved by the Commission.

          C.   Promotion of the Colonial Downs Meet. Colonial Downs shall
               ------------------------------------
provide $25,000 for the marketing and promotion of the Colonial Downs Meet. Additionally, Colonial Downs shall provide up to an additional $25,000 if the VHHA is successful in securing $15,000 from the Virginia Breeders' Fund or from other sources for promoting Virginia-bred live racing at Colonial Downs during the Colonial Downs Meet.

     8.   Virginia-Bred Races. Colonial Downs shall include on its condition
          -------------------
sheets a minimum of one (1) race per day devoted to Virginia-bred standardbred horses (as defined in the Commission's regulations regarding the operation and maintenance of the Standardbred Breeders' Fund) for each day of live standardbred racing conducted at the Racetrack, unless sufficient horses are not available therefor, in accordance with the requirements of the Commission's regulations set forth in 11 VAC 10-130-70. A race devoted to Virginia-bred standardbred horses shall be run on each day of a standardbred race meeting at the Racetrack if six (6) or more betting interests have been entered therein.

     9.   Programs for Standardbred Races. Colonial Downs hereby agrees to
          -------------------------------
continue to: (i) place in the front portion of each standardbred horse race program distributed at the Racetrack and its SWFs (the "Program") an information section entitled "How to Read a Harness Program"; (ii) include driver and trainer rankings in the Program; (iii) provide comparative speed ratings of every standardbred track listed in the Program; and (iv) carry a minimum of two standardbred race signals at all times at each SWF, provided at least two such signals are available.

     10.  Stalls and Track Facilities:
          ---------------------------

          A.   Availability of Stalls and Track Facilities Before, During and
               --------------------------------------------------------------
After Standardbred Race Meetings at the Racetrack. Colonial Downs shall make
-------------------------------------------------
available at least one-thousand (l,000) stalls to Horsemen during each standardbred race meeting at the Racetrack. Access to the racing strip, barns, track kitchen facilities, dormitories, and related backstretch facilities at the Racetrack (collectively, the "Backstretch Facilities") necessary for training purposes shall be made available by Colonial Downs without charge to Horsemen who have horses training for the immediately upcoming live standardbred race meeting at the Racetrack for at least ten (10) days prior to the opening of each such standardbred race meeting. The

Backstretch Facilities also shall be made available by Colonial Downs without charge to Horsemen who have raced at the Racetrack during that meeting for at least ten (10) days following the last day of each standardbred race meeting. Notwithstanding the foregoing, such periods may be shortened if the Backstretch Facilities are needed for a live thoroughbred race meeting, and Colonial Downs shall provide advance notice to Horsemen of any such need. During all periods when the Backstretch Facilities are made available to the Horsemen, Colonial Downs shall, at its own expense, make water and electricity available to each barn in use and keep the racing surfaces at the Racetrack properly harrowed and watered.

          B.   Vendors. Colonial Downs shall not impose upon the Horsemen any
               -------
exclusive arrangement with regard to farriers, feedmen, tack supplies, or any other suppliers or providers of services customarily used by Horsemen; provided, however, that if Colonial Downs permits the use of bedding material other than straw, it may require the use of an exclusive supplier in order to facilitate removal of such used material. Colonial Downs shall use its reasonable best efforts to keep unlicensed persons in the above categories off its premises.

          C.   Stall Applications. Prior to each standardbred race meeting,
               ------------------
Colonial Downs shall establish a cut-off date for the submission of stall applications. Colonial Downs shall, in the exercise of its sole business judgment, determine the terms, consistent with industry standards applicable to comparable racetracks that conduct standardbred racing, for and approve or disapprove applications for stalls. Colonial Downs may consider, among other things, the following criteria in allocating stalls to Horsemen for use during standardbred race meetings:

               (1) The overall quality of the horses listed on the stall application;

               (2) The quality of the racetracks where the horses listed on the stall application have previously raced;

               (3) The number of starts a trainer listed on the application has made at past Colonial Downs standardbred race meetings, where applicable;

               (4) The financial and professional integrity of the trainer listed on the stall application;

               (5) The total number of stalls requested by a trainer in relation to the number of available stalls;

and

               (6) The best interests of Colonial Downs and standardbred racing. Each Horsemen accepting a stall at the Racetrack shall be required to use his or her best efforts to race his or her horses at the Racetrack during the standardbred race meeting consistent with the horses' physical condition and fitness, and race conditions.

     11.  Expense Disbursements from Standardbred Partner Account. Colonial
          -------------------------------------------------------
Downs is hereby authorized and directed by the VHHA on behalf of itself, its Members, and the Horsemen, and Colonial Downs agrees, to make the following expense disbursements each calendar year from the Standardbred Partner Account:

          A.   Disbursement to the VHHA. For services rendered by the VHHA to
               ------------------------
the Horsemen, Colonial Downs shall disburse each calendar year to the VHHA an amount (the "Horsemen's Contribution") equal to two percent (2%) of the total amount deposited into the Standardbred Partner Account and two percent (2%) of the total amount deposited pursuant to Section 4(A) above into the Standardbred Horsemen's Purse Account that calendar year. The Horsemen's Contribution shall be disbursed monthly each calendar year beginning on January 31 of each year. A final accounting of this disbursement shall be made by January 31 of each year for the prior calendar year.

          B.   Disbursement to Colonial Downs. To help defray the costs of
               ------------------------------
maintaining the Standardbred Partner Account and the Standardbred Horsemen's Purse Account, including but not limited to the cost of the Horsemen's bookkeeper, and of providing year-round office space to the VHHA, Colonial Downs shall disburse to itself $7,500 each calendar year, to be disbursed on the last business day of each month in the amount of $625 per month. A final accounting of this disbursement shall be made on January 31 of each year for the prior calendar year.

     12.  Standardbred Racing Committee. Colonial Downs and the VHHA have
          -----------------------------
organized and shall maintain a joint committee to be known as the Standardbred Racing Committee (the "Committee"). The VHHA and Colonial Downs shall each continue to appoint not more than four (4) representatives to the Committee. The Committee shall (i) meet at the request of either Colonial Downs or the VHHA on at least five (5) days notice to the other party, and (ii) may consider such matters as the stable area, barns, tack rooms, dormitories, promotion, publicity, track conditions (bad weather closing), racing-related programs, reserved seats and passes for Horsemen, number of races, purse schedules, track kitchen, other matters related to attendance, pari-mutuel handle or the quality of racing, and health benefit programs, death benefits, substance abuse programs, and any other program that will aid and assist the standardbred racing industry in Virginia in hiring, retaining, and caring for its personnel at the highest level.

     13.  Representations and Warranties:
          ------------------------------

          A.   VHHA. In addition to the representations and warranties contained
               ----
elsewhere in this Agreement, the VHHA warrants, represents to, and covenants with Colonial Downs that during the Term of the Agreement:

               (1) This Agreement has been approved by the Board of Directors of the VHHA as authorized by the Bylaws of the VHHA;

                   (2) This Agreement is valid and enforceable against the VHHA according to its terms;

                   (3) Each VHHA officer, director and other official shall utilize all of his or her powers of persuasion and shall take all reasonable action within their power, including all legal means at their disposal, to ensure that all VHHA Members, their employees, other related personnel, and other backstretch personnel comply with the terms of this Agreement;

                   (4) The VHHA shall seek to alter its share of the amounts described in Section 4 above only through good faith negotiations with Colonial Downs and shall not engage in or support, directly or indirectly, any action to influence the Commission, the Governor of Virginia or the General Assembly of Virginia to increase its share of the amounts described in Section 4 above or contained in any applicable provision of the Code of Virginia or the Commission's regulations by rule, regulation, order, executive order, statute, amendment of statute, or otherwise;

                   (5) The VHHA shall use its best efforts to ensure that the backstretch area of the Racetrack is maintained in a safe, clean, and orderly condition; and

                   (6) This Agreement shall be made available for review by VHHA Members and all other Horsemen, employees, and backstretch personnel at the VHHA office.

            B.     Colonial Downs. In addition to the representations and
                   --------------
warranties contained elsewhere in this Agreement, Colonial Downs warrants, represents to and covenants with the VHHA that during the Term in this
Agreement:

                   (1) This Agreement has been approved by its General Partner;

                   (2) This Agreement is valid and enforceable against Colonial Downs according to its terms;

              (3) Colonial Downs and its officers, directors and other officials shall take all reasonable action within their power, including all legal means at their disposal, to ensure that Colonial Downs and its partners, officers, directors, employees and other related personnel comply with the terms of this Agreement;

              (4) Colonial Downs shall seek to alter the VHHA's share of the amounts described in Section 4 above only through good faith negotiations with the VHHA and shall not engage in or support, directly or indirectly, any action to influence the Commission, the Governor of Virginia or the General Assembly of Virginia to decrease the VHHA's share of the amounts described in Section 4 above or contained in any applicable provision of the Code of Virginia or the Commission's regulations by rule, regulation, order, executive order, statute, amendment of statute, or otherwise;

              (5) Colonial Downs shall use its reasonable best efforts to keep the backstretch facilities in a safe, clean, and orderly condition when in use; and

              (6) Colonial Downs shall use its reasonable best efforts to assist the VHHA in developing health and welfare programs for backstretch personnel; provided that, this paragraph imposes no obligation on either party to fund any such program.

     14. VHHA Office. Colonial Downs shall provide the VHHA on a year-round
         -----------
basis, without charge, a suitable office located on the grounds of the Racetrack; provided, however, that during any thoroughbred race meeting conducted at the Racetrack and for a reasonable time before and after any such meeting, the recognized thoroughbred horsemen's group shall have use of and priority in the use of that office. Colonial Downs shall furnish the office with appropriate office furniture and telephone lines. The VHHA shall pay the applicable charges for use of such telephone lines.

     15. Racing Officials. Colonial Downs shall send to the President of the
         ----------------
VHHA a written list of the persons whom it is requesting the Commission to approve as racing officials for each standardbred race meeting at the Racetrack at the same time as that list is submitted to the Commission in accordance with the Commission's regulations.

     16. Governmental Approval. Nothing contained in this Agreement shall be
         ---------------------
construed as requiring either party to perform any term or terms when such performance is contrary to law or requires prior governmental approval; provided, however, both parties shall use their best efforts to obtain governmental approval if such is required.

     17. Authorization for Out-of-State Simulcasting. During the Term of this
         -------------------------------------------
Agreement, the VHHA, for and on behalf of its Members and as the authorized representative of the standardbred Horsemen for interstate simulcasting purposes, hereby consents and authorizes Colonial Downs to negotiate and contract with simulcast and receiving facilities, and off-track wagering facilities outside the Commonwealth of Virginia, for the conduct of off-track wagering at the Racetrack and its SWFs, including off-track wagering on live standardbred races held at the Racetrack, pursuant to the Interstate Horse Racing Act of 1978, Public Law 95-515 (the "Interstate Horse Racing Act"). The foregoing consent and authorization shall constitute all consents required from the VHHA for simulcast wagering under the Interstate Horse Racing Act, and all simulcast wagering shall conform to that Act.

     18. Copies of Documents. Colonial Downs shall send a copy of its stall
         -------------------
application form, stakes purse program, and condition sheet for each standardbred race meeting to the VHHA on or before the first day they are distributed to the Horsemen.

     19. Racing Benevolence Fund. Colonial Downs and the VHHA both acknowledge
         -----------------------
that pursuant to (S) 59.1-392(T)(2) of the Code of Virginia, Colonial Downs is required to deposit thirty percent (30%) of the legitimate breakage from each pari-mutuel pool for both live racing and simulcast horse racing conducted at the Racetrack and at Colonial Downs' SWFs into the Racing Benevolence Fund (the "Fund). Colonial Downs and the VHHA hereby agree to comply with the provisions of (S) 59.1-392 (T)(2) as well as with any rules or regulations properly adopted by the Commission in relation thereto, including any provisions thereof dealing with the administration of the Fund.

     20. Sponsorships. Colonial Downs agrees to use commercially reasonable
         ------------
efforts to secure sponsorships for major stakes races. The VHHA agrees to provide such assistance to Colonial Downs' efforts as Colonial Downs may reasonably request and to use its best efforts to secure sponsorships for smaller stakes races.

     21. Indemnification. Each party shall indemnify and save harmless the other
         ---------------
party, its respective Board of Directors or General Partners, and its respective agents, representatives, employees, officers, directors, and stockholders, their successors and assigns, and all persons acting by, through, under or in concert with any of them, from and against any and all demands, liabilities, losses, costs, damages or expenses of whatever nature or kind, including fees of attorneys and all other expenses, arising out of or in any way related to or occasioned by any theft, embezzlement, loss or misuse of funds deposited by Colonial Downs in the Standardbred Horsemen's Purse Account or paid by Colonial Downs to the Standardbred Partner Account or the Standardbred Horsemen's Purse Account or to the VHHA, arising from the willful or negligent act or omission of such party, or its employees or authorized agents.

     22. Further Assurances. The VHHA and Colonial Downs shall execute such
         ------------------
instruments and documents, and shall give such further assurances, as may be necessary to accomplish the purpose and intent of this Agreement.

     23. Consents, Approvals, Agreements or Assurances. Wherever this Agreement
         ---------------------------------------------
requires the consent, approval, agreement, or assurance of Colonial Downs and/or the VHHA, (i) a request for such consent, approval, agreement, or assurance from one party shall be responded to by the other party in a timely and business-like manner, and (ii) such consent, approval, agreement, or assurance shall not be unreasonably withheld, delayed or conditioned unless otherwise specifically provided in this Agreement.

     24. Counterparts. This Agreement may be executed in any number of
         ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

     25. Notices. All notices, requests, demands or other communications as may
         -------
be required by this Agreement shall be in writing, shall be signed by an authorized representative of the party providing the communication, shall be sent to each of the persons listed below, may be sent by certified mail, return receipt requested, or by telephone facsimile, and shall be deemed to have been given or made when received by personal delivery or otherwise. A courtesy hard copy of any communication that is sent by telephone facsimile also shall be sent by certified mail, return receipt requested. The current addresses of persons to whom communications are to be sent are as follows:

         Colonial Downs:   Mr. Jeffrey P. Jacobs
                           Chairman & CEO
                           Colonial Downs, L.P.
                           10515 Colonial Downs Parkway
                           New Kent, Virginia 23124

                           Mr. Ian M. Stewart
                           President
                           Colonial Downs L.P.
                           10515 Colonial Downs Parkway
                           New Kent, Virginia 23124

           Copy to:       James L. Weinberg, Esq.
                          Hirschler Fleischer
                          The Federal Reserve Bank Building
                          701 East Byrd Street
                          P.O. Box 500
                          Richmond, Virginia  23219

                          Mr. John E. Mooney, President
                          Maryland-Virginia Racing Circuit, Inc.
                          10515 Colonial Downs Parkway
                          New Kent, Virginia  23124

                          H. Lane Kneedler, Esq.
                          Reed Smith Hazel & Thomas LLP
                          Riverfront Plaza - West Tower
                          901 East Byrd Street, Suite 1700
                          Richmond, Virginia  23219-4069

           VHHA:          R. C. Dunavant, Jr., D.V.M., President
                          Virginia Harness Horse Association
                          c/o Lunenburg Animal Hospital
                          Highway 40
                          Kenbridge, Virginia 23944

           Copy to:       John B. Mumford, Jr., Esquire
                          Crews & Hancock, P.L.C.
                          Seven Hundred Building, Suite 1015
                          700 East Main Street
                          Richmond, Virginia  23219

     26.   Waivers. No waiver by a party to this Agreement of any breach of this
           -------
Agreement or any of its terms shall be effective unless, and only to the extent, such waiver is claimed in writing signed by the party providing or making such waiver and delivered to the other party as provided in Section 25 above. No waiver of any breach shall be deemed to be a waiver of any other or any subsequent breach.

     27.   Applicable Law; Venue. This Agreement is being executed and delivered
           ---------------------
in the Commonwealth of Virginia and shall be construed and enforced in accordance with the law of Virginia without regard to its conflict of laws rules and provisions. In all court proceedings brought in connection with this Agreement, the parties hereto irrevocably consent to exclusive personal jurisdiction by, and venue in, the Circuit Court for the City of Richmond or the United States District Court for the Eastern District of Virginia, Richmond Division.

     28. Headings. Any headings preceding the text of the several sections,
         --------
subsections, paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

     29. Severability. If any provision of this Agreement is declared invalid by
         ------------
any tribunal, or becomes invalid or inoperative by operation of law, the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

     30. Entire Agreement; Modification. This Agreement contains the entire
         ------------------------------
agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. No modification, variation, or amendment of this Agreement or of any schedule, exhibit or attachment to this Agreement shall be effective unless such modification, variation, or amendment is in writing and has been signed by the parties to this Agreement.

     31. Right to Terminate. Either party may terminate this Agreement upon the
         ------------------
other party's failure to substantially perform as required under this Agreement and such failure continues for thirty (30) days following the date when a written notice of default detailing the perceived failure to perform is sent to and received by the defaulting party in accordance with Section 25 above. Such termination shall not constitute an election of remedy, nor shall it constitute a waiver of a party's other remedies at law or in equity. This Agreement shall terminate automatically and the VHHA shall have no cause of action for breach of contract based on such termination if Colonial Downs ceases to operate the Racetrack and all of its SWFs and either (i) Colonial Downs surrenders to the Commission all of its licenses to own and operate the

Racetrack and all of its SWFs or (ii) the Commission revokes all of those licenses. The parties agree that subsection C of Section 5 above shall survive the termination of this Agreement.

     32. Approval by the Commission. The parties acknowledge that this Agreement
         --------------------------
is subject to the approval of the Commission. Upon such approval, this Agreement shall be effective as of January 1, 2002, regardless of the date of the Commission's approval.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

VIRGINIA HARNESS HORSE                         COLONIAL DOWNS, L.P.
ASSOCIATION

                                               By:  Stansley Racing Corp.,
                                                    its General Partner



By: /s/ R. C. Dunavant, Jr.                    By: /s/ Ian M. Stewart
    --------------------------------------         -------------------------
    R. C. Dunavant, Jr., D.V.M., President         Ian M. Stewart, President


                                               STANSLEY RACING CORP.



                                               By: /s/ Ian M. Stewart
                                                   -------------------------
                                                   Ian M. Stewart, President

                            Schedule to Exhibit 10.4
                            ------------------------
                               Omitted Documents
                               -----------------


Document                        Party
--------                        -----

Subsidiary Guarantee            Gold Dust West Casino, Inc.

Subsidiary Guarantee            Black Hawk/Jacobs Entertainment, LLC

Subsidiary Guarantee            Gilpin Hotel Venture

Subsidiary Guarantee            Gilpin Ventures, Inc.

Subsidiary Guarantee            Jalou II Inc.

Subsidiary Guarantee            Winner's Choice Casino, Inc.

Subsidiary Guarantee            Diversified Opportunities Group Ltd.

Subsidiary Guarantee            Jalou L.L.C.

Subsidiary Guarantee            Houma Truck Plaza & Casino, L.L.C.

Subsidiary Guarantee            Jalou-Cash's L.L.C

Subsidiary Guarantee            JACE, Inc.

Subsidiary Guarantee            Lucky Magnolia Truck Stop and Casino L.L.C.

Subsidiary Guarantee            Bayou Vista Truck Plaza and Casino, L.L.C.

Subsidiary Guarantee            Raceland Truck Plaza and Casino, L.L.C.